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Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Glenn Schaeffer (702) 632-6710

MANDALAY RESORT GROUP TO REPORT
RECORD QUARTERLY RESULTS

        LAS VEGAS, NV—April 22, 2002—Mandalay Resort Group (NYSE:MBG) today announced that its earnings for the first quarter ending April 30, 2002 are expected to exceed $.70 per diluted share on an operating basis—its all-time quarterly record. Last year's results in the same quarter, its previous record, were $.61. The company's diluted shares outstanding in the quarter were lower by 8% and depreciation expense was lower compared to a year ago.

        The company noted that visitor volumes on the Las Vegas Strip have rebounded since the start of its fiscal year, and that its REVPAR comparisons (revenue per available room) at its five resorts combined have begun to turn positive in April, ahead of prior expectations and many competitors. Also, MotorCity Casino has delivered strong year-over-year comparisons in operating cash flow. "Our recovery trend has switched to a growth trend going forward," said Glenn Schaeffer, the company's president. The company's earnings and cash flow are most sensitive to its Las Vegas REVPAR. "If trends hold up, prevalent earnings expectations are definitely on the low side for this year and next," Schaeffer said.

        The company also said that its new Convention Center at Mandalay Bay is on schedule and budget, with its first convention slated for January 2, 2003. "This project should significantly drive positive REVPAR comparisons next year," Schaeffer added.

        Mandalay will release its results for the first quarter, and conduct a conference call via telephone and Webcast, on May 23, at 1:30 p.m. Pacific Time. Those parties interested in listening to the investor conference call via telephone should dial 212-676-5228. The call will be broadcast live via the internet at http://www.companyboardroom.com and http://www.mandalayresortgroup.com. A recording of the conference call will be available on the company's website at http://mandalayresortgroup.com from 3:30 p.m. Pacific Time on May 23, 2002 through 3:30 p.m. Pacific Time on May 28, 2002. A telephone replay of the conference call will be available beginning at 3:30 p.m. Pacific time on May 23, 2002, and ending at 3:30 p.m. Pacific time on May 28, 2002. To access the rebroadcast, please dial (800) 257-4607 for domestic calls, or (858) 812-6440 for international calls and enter code 20318882.

        This press release contains "forward-looking statements" within the meaning of the federal securities law, including statements concerning anticipated results for the first quarter. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future financial results is included in the company's annual report on Form 10-K for the year ended January 31, 2001, and its quarterly reports on Form 10-Q for the periods ended April 30, 2001, July 31, 2001 and October 31, 2001.

        Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

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MANDALAY RESORT GROUP TO REPORT RECORD QUARTERLY RESULTS